Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated December 3, 2015 relating to Moleculin Biotech, Inc.’s financial statements as of September 30, 2015 and the period from July 28, 2015 (Inception) to September 30, 2015 and our report dated December 3, 2015 relating to Moleculin, LLC’s financial statements as of December 31, 2014 and 2013 and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

February 1, 2016